Exhibit 4.2

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

G1 THERAPEUTICS, INC.

WARRANT TO PURCHASE STOCK

Warrant No.	Issued on
Void after

This certifies that in consideration of sums previously paid to G1 Therapeutics, Inc., a Delaware corporation (the “Company”), receipt of which is hereby acknowledged, [                    ] is entitled, subject to the terms and conditions of this Warrant, to purchase from the Company at any time after the issuance hereof and prior to 5:00 p.m. Pacific time on [            ,         ] (the “Expiration Date”), up to [                ] shares of Common Stock of the Company (the “Warrant Stock”) for an exercise price of $[        ] per share (the “Warrant Price”), upon surrender of this Warrant at the principal offices of the Company, together with a duly executed subscription form in the form attached hereto as Exhibit 1 and, unless this Warrant is exercised pursuant to Section 2.6 below, simultaneous payment of the full Warrant Price for the shares of Warrant Stock so purchased in lawful money of the United States. The Warrant Price and the number and character of shares of Warrant Stock are subject to adjustment as provided herein and the term “Warrant Stock” shall include stock and other securities and property at any time receivable or issuable upon exercise of this Warrant in accordance with its terms.

1. DEFINITIONS. The following definitions shall apply for purposes hereof.

1.1 “Acquisition” means: (a) any sale or exchange of the capital stock by the shareholders of the Company in one transaction or series of related transactions where more than 50% of the outstanding voting power of the Company is acquired by a person or entity or group of related persons or entities; or (b) immediately prior to any reorganization, consolidation or merger of the Company where the outstanding voting securities of the Company immediately before the transaction represent or are converted into less than fifty percent 50% of the outstanding voting power of the surviving entity (or its parent corporation) immediately after the transaction; or (c) the consummation of any transaction or series of related transactions that results in the sale of all or substantially all of the assets of the Company, followed by the distribution of the proceeds to the Company’s shareholders.

1.2 “Company” means the “Company” as defined above and includes any corporation which shall succeed to or assume the obligations of the Company under this Warrant.

1.3 “Holder” means any person who shall at the time be the registered holder of this Warrant.

1.4 “Warrant” means this Warrant and any warrant(s) delivered in substitution or exchange therefor, as provided herein.

2. EXERCISE.

2.1 Method of Exercise. Subject to the terms and conditions of this Warrant, the Holder may exercise this Warrant in whole or in part, at any time or from time to time, on any business day before the Expiration Date by surrendering this Warrant at the principal offices of the Company, with the subscription form attached hereto duly executed by the Holder, and by payment of an amount equal to the product obtained by multiplying the number of shares of Warrant Stock to be purchased by the Holder by the Warrant Price or adjusted Warrant Price therefor, if applicable, as determined in accordance with the terms hereof.

2.2 Form of Payment. Payment may be made by (a) a check payable to the Company’s order, (b) wire transfer of funds to the Company, (c) cancellation of indebtedness of the Company to the Holder or (d) any combination of the foregoing.

2.3 Partial Exercise. Upon a partial exercise of this Warrant: (a) the number of shares of Warrant Stock immediately prior to such exercise shall be reduced by the aggregate number of shares so acquired upon such exercise of this Warrant, and (b) this Warrant shall be surrendered by the Holder and replaced with a new Warrant of like tenor representing the right to purchase the shares of Warrant Stock that remain yet to be purchased.

2.4 No Fractional Shares. No fractional shares may be issued upon any exercise of this Warrant, and any fractions shall be rounded down to the nearest whole number of shares. If upon any exercise of this Warrant a fraction of a share results, the Company will pay the cash value of any such fractional share, calculated on the basis of the Warrant Price.

2.5 Restrictions on Exercise. This Warrant may not be exercised if the issuance of the Warrant Stock upon such exercise would constitute a violation of any applicable federal or state securities laws or other laws or regulations. As a condition to the exercise of this Warrant, the Holder shall execute the subscription form attached hereto as Exhibit 1, confirming and acknowledging that the representations and warranties of the Holder set forth in Section 6 hereof are true and complete as of the date of exercise.

2.6 Net Exercise Election. The Holder may elect to convert all but not less than all of this Warrant, without the payment by the Holder of any additional consideration, by the surrender of this Warrant to the Company, with the net exercise election selected in the subscription form attached hereto duly executed by the Holder, into the number of shares of Warrant Stock that is obtained under the following formula:

X = Y (A-B) A

Where:	X = the number of shares of Warrant Stock to be issued to the Holder pursuant to this Section 2.6.

Y = the number of shares of Warrant Stock as to which this Warrant remains unexercised.

A = the fair market value of one share of Warrant Stock, as determined in good faith by the Company’s Board of Directors, as at the time the net exercise election is made pursuant to this Section 2.6.

B = the Warrant Price.

The Company will promptly respond in writing to an inquiry by the Holder as to the then current fair market value of one share of Warrant Stock. For purposes of the above calculation, fair market value of one Share shall be determined by the Company’s Board of Directors in good faith; provided, however, that where there exists a public market for the Company’s Common Stock at the time of such exercise, the fair market value per share shall be the product of (a) the average of the closing bid and asked prices of the Common Stock quoted in the Over-The-Counter Market Summary or the last reported sale price of the Common Stock or the closing price quoted on the Nasdaq Global Market or on any exchange on which the Common Stock is listed, whichever is applicable, as published in the Western Edition of The Wall Street Journal for the five trading days prior to the date of determination of fair market value and (b) the number of shares of Common Stock into which each Share is convertible, if applicable, at the time of such exercise. Notwithstanding the foregoing, in the event the Warrant is exercised in connection with the Company’s initial public offering of Common Stock, the fair market value per share shall be the product of (i) the per share offering price to the public of the Company’s initial public offering, and (ii) the number of shares of Common Stock into which each Share is convertible, if applicable, at the time of such exercise.

3. ISSUANCE OF STOCK. Except as set forth in Section 4, this Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the shares of Warrant Stock issuable upon such exercise shall be treated for all purposes as the holder of record of such shares as of the close of business on such date. As soon as practicable on or after such date, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of whole shares of Warrant Stock issuable upon such exercise.

4. EARLY EXPIRATION OR ASSUMPTION.

4.1 Assumption of Warrant. Upon the closing of any Acquisition where the consideration for the Acquisition to be received by the Company’s stockholders consists solely of stock or securities of the acquirer or an entity affiliated with the acquirer, the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price shall be adjusted accordingly.

4.2 Termination of Warrant. In the case of (a) an Acquisition where the consideration for the Acquisition to be received by the Company’s stockholders in return for their capital stock of the Company consists of cash or a combination of cash and other property or (b) the proposed liquidation and dissolution of the Company, the Company shall give Holder at least 20 days advance written notice of such event (the “Company Notice”), which notice shall include the Company’s best estimate of the value of the Shares receivable upon exercise or conversion of this Warrant and the proposed date upon which such event is expected to occur. During such notice period, Holder may exercise or convert this Warrant in accordance with its terms, whether or not exercise or conversion is contingent upon the happening of such event an/or existence of a minimum value of the Shares receivable upon exercise or conversion as provided on Holder’s exercise notice; provided that such minimum value shall be no greater than the per share price set forth in the Company Notice. Subject to prior exercise or conversion as provided in the preceding sentence, this Warrant will terminate at 5:00 p.m. Pacific time on the day prior to the date such event is expected to occur as set forth in the Company Notice; provided that (a) the Company Notice of the proposed event is actually received by Holder, as evidenced by a return receipt of certified mail delivery, a certificate of delivery by hand delivery or written verification of delivery from the overnight courier, or is waived by the Holders of the Warrants, and (b) the event actually occurs within 60 days after the date it is expected to occur, as such date was specified in the Company Notice.

5. ADJUSTMENTS TO THE SHARES.

5.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on the Warrant Stock payable in Warrant Stock or other securities of the Company or subdivides the Warrant Stock in a transaction that increases the amount of Warrant Stock into which this Warrant may be exercised, or if the Company combines the Warrant Stock in a transaction that decreases the amount of Warrant Stock into which this Warrant may be exercised, then upon exercise of this Warrant, for each share of Warrant Stock acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Warrant Stock of record as of the date the dividend, subdivision or combination occurred, unless the conversion ratio of such Warrant Stock already reflects such event.

5.2 Reclassification, Exchange or Substitution. Unless the conversion ratio of the Warrant Stock already reflects such event, upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon conversion of this Note (other than a transaction described in Section 5.1 above), Holder shall be entitled to receive, upon exercise of this Warrant, the number and kind of securities and property that Holder would have received for the Warrant Stock if this Warrant had been exercised immediately before such reclassification, exchange, substitution or other event. By way of example, such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Warrant Stock to Common Stock pursuant to the terms of the Company’s Certificate of Incorporation upon the closing of a registered public offering of the Company’s Common Stock. The Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 5 including, without limitation, appropriate adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant.

5.3 Adjustments of Warrant Price. Unless the conversion ratio of the Warrant Stock already reflects such event: (a) if the outstanding shares of Warrant Stock are combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Warrant Stock, the Warrant Price shall be proportionately increased; and (b) if the outstanding shares of Warrant Stock are divided by reclassification or otherwise, into a greater number of shares of Warrant Stock, the Warrant Price shall be proportionately decreased.

5.4 Adjustments Cumulative. The provisions of this Section 5 shall similarly apply to successive stock dividends, stock splits or combinations, reclassifications, exchanges, substitutions, or other events.

5.5 No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Section 5 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Section against impairment.

5.6 Fractional Warrant Stock. No fractional share of Warrant Stock shall be issuable upon exercise of this Warrant and the number of shares of Warrant Stock to be issued shall be rounded down to the nearest whole share. If a fractional share interest arises upon any exercise of this Warrant, the Company shall eliminate such fractional share interest by paying Holder an amount by check computed by multiplying the fractional interest by the fair market value of a full share.

5.7 Certificate as to Adjustments. Upon each adjustment of the Warrant Price and no later than 30 days after the event causing the adjustment has occurred, the Company, at its expense, shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

5.8 No Change Necessary. The form of this Warrant need not be changed because of any adjustment in the Warrant Price or in the number of shares of Warrant Stock issuable upon its conversion.

5.9 Reservation of Stock. If at any time the number of shares of Warrant Stock or other securities issuable upon exercise of this Warrant shall not be sufficient to effect the exercise of this Warrant, the Company will use reasonable, diligent efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Warrant Stock or other securities issuable upon exercise of this Warrant as shall be sufficient for such purpose.

6. INVESTMENT REPRESENTATIONS.

6.1 Purchase for Own Account. This Warrant and the Warrant Stock (collectively, the “Securities”) are acquired for investment for Holder’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and Holder has no present intention of selling, granting any participation in, or otherwise distributing the same.

6.2 No Solicitation. At no time was Holder presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Securities.

6.3 Disclosure of Information. Holder has received or has had full access to all the information Holder considers necessary or appropriate to make an informed investment decision with respect to the Securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder had access.

6.4 Investment Experience. Holder understands that the purchase of the Securities involves substantial risk. Please check the correct response(s) below.

☐ Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder is able to fend for him, her or its self, can bear the economic risk of Holder’s investment in the Securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of this investment in the Securities and protecting Holder’s own interests in connection with this investment in the Securities.

☐ Holder has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

☐ Holder is familiar with the definition of, and qualifies as, an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act because Holder meets one of the following requirements: (a) Holder is a natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his or her purchase exceeds $1,000,000, (b) Holder is a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those two years and has a reasonable expectation of reaching the same income level in the current year or (c) Holder is a corporation, limited liability company or partnership having total assets in excess of $5,000,000 that was not formed for the purpose of investing in the Company or (d) by reason of the following.

6.5 Restricted Securities. Holder understands that the Securities are characterized as “restricted securities” under the Securities Act and Rule 144 promulgated thereunder (“Rule 144”) since they are being acquired from the Company in a transaction not involving a public offering, and that under the Securities Act and applicable regulations thereunder the Securities may be resold without registration under the Securities Act only in certain limited circumstances. Holder further understands that the Company is under no obligation to register the Securities, and the Company has no present plans to do so. Furthermore, Holder is familiar with Rule 144, as presently in effect, and understands the limitations imposed thereby and by the Securities Act on resale of the Securities without such registration. Holder understands that, whether or not the Securities may be resold in the future without registration under the Securities Act, no public market now exists for any of the Securities and that it is uncertain whether a public market will ever exist for the Securities.

7. RESTRICTIONS UPON TRANSFER.

7.1 Market Standoff. Holder agrees in connection with any registration of the Company’s securities that, upon the request of the Company or the underwriters managing any public offering of the Company’s securities, Holder will not sell or otherwise dispose of any Shares without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days) after the effective date of such registration requested by such underwriters and subject to all restrictions as the Company or the underwriters may specify. Further, if during the last seventeen (17) days of the restricted period the Company issues an earnings release or material news or a material event relating to the Company occurs, or prior to the expiration of the restricted period the Company announces that it will release earnings results during the 16-day period beginning on the last day of the restricted period, then if required by the underwriters or the Company the restrictions imposed by this Section shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. In no event will the restricted period extend beyond two hundred fifteen (215) days after the effective date of the registration statement. Holder further agrees to enter into any agreement reasonably required by the underwriters to implement the foregoing.

7.2 Further Limitations on Disposition. Without in any way limiting the representations set forth above, Holder further agrees not to make any disposition of all or any portion of the Securities unless and until:

(a) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such effective registration statement; or

(b) Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition and, at the expense of Holder or its transferee, with an opinion of counsel reasonably satisfactory in form and substance to the Company that such disposition will not require registration of such Securities under the Securities Act or under the blue sky laws of any State of the United States.

7.3 Legends. Holder understands and agrees that the certificates evidencing the Securities will bear legends substantially similar to those set forth below in addition to any other legend that may be required by applicable law, the Company’s Certificate of Incorporation or Bylaws, this Agreement or any other agreement between the Company and Holder:

(a) THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION UNDER SUCH LAWS OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENT. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS.

(b) THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A MARKET STAND-OFF RESTRICTION AS SET FORTH IN A CERTAIN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. AS A RESULT OF SUCH AGREEMENT, THESE SHARES MAY NOT BE TRADED DURING A SPECIFIED PERIOD AFTER THE EFFECTIVE DATE OF ANY PUBLIC OFFERING OF THE COMMON STOCK OF THE ISSUER HEREOF. SUCH RESTRICTION IS BINDING ON TRANSFEREES OF THESE SHARES.

(c) Any legend required by the laws of the State of the Company’s formation, or any state securities laws.

The legend set forth in (a) above shall be removed by the Company from any certificate evidencing the Securities upon delivery to the Company of an opinion of counsel, reasonably satisfactory in form and substance to the Company, that either (i) a registration under the Securities Act and applicable state securities laws is at that time in effect with respect to the legended security or (ii) such security can be freely transferred in a public sale (other than pursuant to Rule 144, Rule 144A or Rule 145 promulgated under the Securities Act) without such registrations being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which the Company issued the Securities.

8. NO RIGHTS OR LIABILITIES AS SHAREHOLDER. This Warrant does not by itself entitle the Holder to any voting rights or other rights as a shareholder of the Company. In the absence of affirmative action by the Holder to purchase Warrant Stock by exercise of this Warrant, no provisions of this Warrant, and no enumeration herein of the rights or privileges of the Holder, shall cause the Holder to be a shareholder of the Company for any purpose.

9. GENERAL PROVISIONS.

9.1 Attorneys’ Fees. In the event any party is required to engage the services of any attorneys for the purpose of enforcing this Warrant, or any provision thereof, the prevailing party shall be entitled to recover its reasonable expenses and costs in enforcing this Warrant, including attorneys’ fees.

9.2 Transfer. Neither this Warrant nor any rights hereunder may be assigned, conveyed or transferred, in whole or in part, without the Company’s prior written consent, which the Company may withhold in its sole discretion. The rights and obligations of the Company and the Holder under this Warrant shall be binding upon and benefit their respective permitted successors, assigns, heirs, administrators and transferees.

9.3 Governing Law. This Warrant shall be governed by and construed under the internal laws of the state of Washington as applied to agreements among Washington residents entered into and to be performed entirely within Washington, without reference to principles of conflict of laws or choice of laws.

9.4 Headings. The headings and captions used in this Warrant are used only for convenience and are not to be considered in construing or interpreting this Warrant. All references in this Warrant to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.

9.5 Notices. Unless otherwise provided, any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given: (a) at the time of personal delivery, if delivery is in person; (b) one business day after deposit with an express overnight courier for United States deliveries, or two business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (c) three business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries when addressed to the Holder to be notified at Holder’s address at Fenwick & West LLP 1191 Second Avenue, 10th Floor, Seattle, Washington 98101 Attn: Alan Smith or, in the case of the Company, at G-Zero Therapeutics, Inc., 450 West Drive, Chapel Hill, North Carolina 27599-7295, Attn: President, or at such other address as any party may designate by giving 10 days’ advance written notice to the other party hereto.

9.6 Amendment; Waiver. Any term of the Warrants may be amended and the observance of any term of the Warrants may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder of record hereof.

9.7 Severability. If one or more provisions of this Warrant are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

9.8 Terms Binding. By acceptance of this Warrant, the Holder accepts and agrees to be bound by all the terms and conditions of this Warrant.

[signature page follows]

In Witness Whereof, the parties hereto have executed this Warrant to Purchase Stock as of the date first written above.

G-1 THERAPEUTICS, INC.:

By:
Name:
Title:

THE HOLDER:

By:
Name:
Title:

EXHIBIT 1

FORM OF SUBSCRIPTION

(To be signed only upon exercise of Warrant)

To: G-Zero Therapeutics, Inc. or Successor

(1) Cash Exercise Election. The undersigned Holder hereby elects to purchase                 shares of Common Stock of G1 Therapeutics, Inc. (the “Warrant Stock”), pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price for such shares in full. This exercise             [is]             [is not] contingent upon the closing of the Acquisition or other event specified in the Company Notice to Holder in accordance with Section 4 of the Warrant received by Holder on                     and             [is]             [is not] contingent upon a sale price or fair market value for the Company’s Warrant Stock in the Acquisition or other event of no less than the lesser of (a)                 per share or (b) the per share price set forth in the Company Notice.

(1) Net Exercise Election. The undersigned Holder elects to convert the Warrant into shares of Warrant Stock by net exercise election pursuant to Section 2.6 of the Warrant. This conversion is exercised with respect to                 shares of Common Stock of G1 Therapeutics, Inc. (the “Warrant Stock”) covered by the Warrant. This exercise             [is]             [is not] contingent upon the closing of the Acquisition or other event specified in the Company Notice to Holder in accordance with Section 4 of the Warrant received by Holder on                     and             [is]             [is not] contingent upon a sale price or fair market value for the Company’s Warrant Stock in the Acquisition or other event of no less than the lesser of (a) $         per share or (b) the per share price set forth in the Company Notice.

[STRIKE PARAGRAPH ABOVE THAT DOES NOT APPLY]

(2) In exercising the Warrant, the undersigned Holder hereby confirms and acknowledges that the representations and warranties set forth in Section 6 of the Warrant as they apply to the undersigned Holder continue to be true and complete as of this date.

(3) Please issue a certificate or certificates representing said Shares in the name of the undersigned Holder.

Date:
(Name)

Address

(Signature of Holder)

(Tax Identification Number)